Exhibit 10.1

AMENDMENT NO. 2 TO

LIMITED LIABILITY COMPANY AGREEMENT OF
JERNIGAN CAPITAL OPERATING COMPANY, LLC

AMENDMENT TO DESIGNATION OF SERIES A PREFERRED UNITS

AND

DESIGNATION OF 7.00% SERIES B CUMULATIVE REDEEMABLE PERPETUAL PREFERRED UNITS

January 25, 2018

WHEREAS, pursuant to Article XIV of the Limited Liability Company Agreement (the “Operating Agreement”) of Jernigan Capital Operating Company, LLC (the “Company”), the Managing Member hereby amends the Operating Agreement as follows in connection with (i) Amendment No. 1 to the Articles Supplementary of the Managing Member (the “Series A Articles Supplementary”) designating the terms of the Series A Preferred Stock and (ii) the issuance and sale of 7.00% cumulative redeemable perpetual preferred stock, $0.01 par value per share (the “Series B Preferred Stock”), of the Managing Member and the issuance to the Managing Member of units designated as “7.00% Series B Cumulative Redeemable Preferred Units” (the “Series B Preferred Units”) in exchange for the contribution by the Managing Member of the net proceeds from the issuance and sale of the Series B Preferred Stock.

1.	Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Operating Agreement.

2.	Amendment to Terms of Series A Preferred Units. Section 5(a) of Amendment No. 1 to the Operating Agreement is hereby amended by adding the following language immediately after Clause (ii) of Section 5(a):

“Notwithstanding anything in this Clause 5(a)(ii) above to the contrary, for the fiscal quarters beginning with the fiscal quarter ending March 31, 2018 through and including the fiscal quarter ending June 30, 2021, the following provision shall apply with respect to the computation and payment of the Aggregate Unit Distribution:

For the first three (3) fiscal quarters of the fiscal years 2018, 2019 and 2020 and for the first fiscal quarter of 2021, the Company shall declare and pay an Aggregate Unit Distribution equal to $2,125,000 (the “Target Unit Distribution”). For the last fiscal quarter of each of 2018, 2019 and 2020 and for the second fiscal quarter of 2021, the Company shall compute the cumulative Aggregate Unit Distribution for all periods after December 31, 2017 through the end of such fiscal quarter in accordance with the first clause of this Paragraph (c)(2) (the “Computed Unit Distribution”) and shall declare and pay for such quarter an Aggregate Unit Distribution equal to the greater of the Target Unit Distribution or the Computed Unit Distribution minus the sum of all Aggregate Unit Distributions declared and paid for all fiscal quarters after December 31, 2017 and before the fiscal quarter for which such payment is computed, in each case subject to the Cumulative Cap.”

3.	Designation of Terms of the Series B Preferred Units. The Operating Agreement is hereby amended to incorporate Exhibit A hereto as Exhibit H thereto.

4.	Except as modified herein, all terms and conditions of the Operating Agreement shall remain in full force and effect, which terms and conditions the Managing Member hereby ratifies and confirms.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed and agrees to be bound by this Amendment as of the date first written above.

MANAGING MEMBER:

JERNIGAN CAPITAL, INC., a Maryland corporation

By:	/s/ John A. Good
Name:	John A. Good
Title:	President and Chief Operating Officer

[Signature Page to Amendment No. 2 to the Limited Liability Company Agreement of Jernigan Capital Operating Company, LLC]

EXHIBIT A

DESIGNATION OF TERMS AND CONDITIONS OF

7.00% SERIES B PREFERRED UNITS

(1)       Designation and Number. A series of Preferred Units, designated as the “7.00% Series B Preferred Units,” hereby is established. The number of Series B Preferred Units shall be 1,725,000.

(2)       Defined Terms. Capitalized terms used in this Exhibit and not otherwise defined shall have the meanings given to such terms in the Operating Agreement.

(3)       Ranking. The Series B Preferred Units shall, with respect to distribution rights and rights upon liquidation, winding up and dissolution of the Company, rank (i) senior to the Common Units and LTIP Units of the Company and to all classes and series of common units of the Company now existing or hereafter authorized, issued or outstanding and any class or series of limited liability company interests of the Company expressly designated as ranking junior to the Series B Preferred Units as to distribution rights and rights upon liquidation, winding up and dissolution of the Company (collectively, the “Junior Preferred Units”) unless otherwise agreed by vote or written consent of the holders of a majority of the units of Series A Preferred Units then outstanding, voting as a separate class; (ii) on parity with the Series A Preferred Units and any class or series of limited liability company interests of the Company expressly designated as ranking on parity with the Series B Preferred Units as to distribution rights and rights upon liquidation, dissolution and winding up of the Company (“Parity Units”); (iii) junior to any class or series of limited liability company interests of the Company expressly designated as ranking senior to the Series A Preferred Units as to distribution rights and rights upon liquidation, winding up and dissolution of the Company; and (iv) junior in right of payment to the Company’s existing and future indebtedness. All Series B Preferred Units shall rank on parity with each other.

(4)       Maturity. The Series B Preferred Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

(5)       Distributions.

(a)        Distributions on each outstanding Series B Preferred Units shall be cumulative from and including January 26, 2018 (the “Original Issue Date”) and shall be payable (i) for the period from the Original Issue Date to, but excluding, the Business Day (as defined herein) immediately preceding April 15, 2018, in the amount of $0.37431 per share to holders of record as of the Business Day immediately succeeding April 1, 2018, and (ii) for each quarterly distribution period thereafter, quarterly in equal amounts in arrears on the fifteenth (15th) day of each January, April, July and October, commencing on July 15, 2018 (each such day being hereinafter called a “Series B Distribution Payment Date”), at the then applicable annual rate; provided, however, that if any Series B Distribution Payment Date falls on any day other than a Business Day (as defined herein), the distribution that would otherwise have been payable on such Series B Distribution Payment Date shall be paid on the immediately preceding Business Day with the same force and effect as if paid on such Series B Distribution Payment Date; provided further, that no holder of any Series B Preferred Units shall be entitled to receive any distributions paid or payable on the Series B Preferred Units with a Series B Distribution Payment Date before the date such Series B Preferred Units are issued. Each distribution is payable to holders of record as they appear on the records of the Company at 5:00 p.m., New York City time, on the record date, which shall be the first (1st) day of January, April, July and October immediately preceding the applicable Series B Distribution Payment Date; provided that, if such record date is not a Business Day, the record date shall be the immediately succeeding Business Day (each such date, a “Record Date”). Distributions shall accrue and be cumulative from the most recent Series B Distribution Payment Date to which distributions have been paid (a “Prior Distribution Payment Date”) (or if no Prior Distribution Payment Date, from the Original Issue Date) to, but excluding, the next Series B Distribution Payment Date, to holders of record as of 5:00 p.m., New York City time, on the related Record Date, whether or not the terms and provisions set forth in Section 5(c) hereof at any time prohibit the current payment of distributions, whether or not in any such distribution period or periods there shall be funds legally available for the payment of such distribution, whether or not the Corporation has earnings or whether or not such distributions are authorized. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series B Preferred Units that may be in arrears. Holders of Series B Preferred Units shall not be entitled to any distributions, whether payable in cash, property or shares, in excess of full cumulative distributions, as herein provided, on the Series B Preferred Units. Distributions payable on the Series B Preferred Units for any period greater or less than a full distribution period will be computed on the basis of a three hundred sixty (360) day year consisting of twelve (12) thirty (30) day months. Distributions payable on the Series B Preferred Units for each full distributions period will be computed by dividing the applicable annual distribution rate by four. After full cumulative distributions on the Series B Preferred Units have been paid or declared and funds therefor set aside for payment with respect to a distribution period, the holders of Series B Preferred Units will not be entitled to any further distributions with respect to that distribution period.

(b)        On and after the Original Issue Date, holders of the then outstanding Series B Preferred Units shall be entitled to receive, when, as and if authorized by the Managing Member and declared by the Company, out of funds legally available for payment of distributions, cumulative cash distributions at the rate of 7.00% per annum on the $25.00 liquidation preference of each Series B Preferred Unit (equivalent to $1.75 per annum per share).

(c)        The Managing Member shall not authorize, and the Company shall not declare or pay or set apart for payment, any distributions on the Series B Preferred Units at such time as the terms and provisions of any agreement of the Company, including any agreement relating to the Company’s indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(d)       So long as any Series B Preferred Units are outstanding, the Board shall not authorize, and the Company shall not declare or pay or set apart for payment, except as described in the immediately following sentence, any distributions on any series or class or classes of Parity Units, including the Series A Preferred Units, for any period unless full cumulative distributions have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Preferred Units for all prior distribution periods. When distributions are not paid in full or a sum sufficient for such payment is not set apart on the Series B Preferred Units and any shares of Parity Equity Securities, all distributions authorized and declared upon the Series B Preferred Units and all distributions authorized and declared upon any other series or class or classes of Parity Units, including the Series A Preferred Units, shall be authorized and declared ratably in proportion to the respective amounts of distributions accrued and unpaid on the Series B Preferred Units and such Parity Units, including the Series A Preferred Units.

(e)       So long as any Series B Preferred Units are outstanding, the Managing Member shall not authorize and declare, and the Company shall not pay or set apart for payment, any distributions or other distribution upon Junior Units, nor shall any Junior Units or Parity Units be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Units made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Managing Member or any subsidiary, or a conversion into or exchange for Junior Units or redemptions for the purpose of preserving the Managing Member’s qualification as a real estate investment trust (a “REIT”)), for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such shares) by the Company, directly or indirectly (except by conversion into or exchange for Junior Units), unless in each case all cumulative distributions on all outstanding Series B Preferred Units shall have been paid or set apart for payment for all past distribution periods.

(f)       Any distribution payment made on the Series B Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such shares which remains payable.

(g)       As used herein, the term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

(h)       As used herein, the term “distribution” does not include distributions payable solely in Junior Units on Junior Equity Securities, or in options, warrants or rights to holders of Junior Units to subscribe for or purchase any Junior Units.

(6)       Liquidation Preference.

(a)       In the event of any Liquidation Event, before any payment or distribution of the assets of the Company shall be made to or set apart for the holders of Junior Units, the holders of the Series B Preferred Units shall be entitled to receive (i) a liquidating distribution in the amount of $25.00 per unit, plus (ii) an amount per Series B Preferred Unit equal to all distributions (whether or not authorized or declared) accrued and unpaid thereon to, but excluding, the date of final distribution to such holders (the “Liquidation Preference”). Such holders of the Series B Preferred Units shall not be entitled to any further payment.

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(b)       If, upon any Liquidation Event, the assets of the Company, or proceeds thereof, distributable among the holders of the Series B Preferred Units shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other Parity Units, including the Series A Preferred Units, then such assets, or the proceeds thereof, shall be distributed among the holders of such Series B Preferred Units and any such other Parity Units, including the Series A Preferred Units, ratably in accordance with the respective amounts that would be payable on such Series B Preferred Units and any such other Parity Units, including the Series A Preferred Units, if all amounts payable thereon were paid in full. For the purposes of this paragraph (6), none of (i) a consolidation or merger of the Company with one or more other entities, (ii) a statutory share exchange or (iii) a voluntary sale, transfer or conveyance of all or substantially all of the Company’s assets, properties or business shall be deemed to be a Liquidation Event of the Company.

(c)        Subject to the rights of the holders of Parity Units, including the Series A Preferred Units, upon any liquidation, dissolution or winding up of the Company, after payment shall have been made in full to the holders of the Series B Preferred Units, as provided in this paragraph (6), any series or class or classes of Junior Equity Securities shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series B Preferred Units shall not be entitled to share therein.

(d)       Written notice of any such liquidation, dissolution or winding up of the Company, stating the payment date or dates when, and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than thirty (30) nor more than sixty (60) days prior to the payment date stated therein, to each record holder of the Series B Preferred Units at the respective addresses of such holders as the same shall appear on the share transfer records of the Corporation.

(e)       In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of units of the Company or otherwise, is permitted under the Act, amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of Series B Preferred Units shall not be added to the Company’s total liabilities.

(7)       Redemption. In connection with the redemption by the Managing Member of shares of Series B Preferred Stock in accordance with the provisions of the Articles Supplementary dated as of January 25, 2018 to the Articles of Amendment and Restatement of the Managing Member designating the Series B Preferred Stock (the “Series B Articles Supplementary”).

(a)       The Series B Preferred Units are not redeemable except as provided in this paragraph (7).

(b)       Regular Redemption. If the Managing Member exercises its Regular Redemption Right (as defined in the Series B Articles Supplementary) with respect to any share of Series B Preferred Stock after January 26, 2023, the Company shall redeem a Series B Preferred Unit by making a payment to the Managing Member for such purpose in an amount equal to the Liquidation Preference (as defined in the Series B Articles Supplementary).

(c)       Special Redemption Right upon a Change of Control. Upon the occurrence of a Change of Control (as defined in the Series B Articles Supplementary), if and when the Managing Member exercises its Special Redemption Right (as defined in the Series B Articles Supplementary) to redeem any share of Series B Preferred Stock, the Company shall redeem a Series B Preferred Unit by making a payment to the Managing Member for such purpose in an amount equal to the Special Redemption Price (as defined in the Series B Articles Supplementary).

(8)       Voting Rights. Holders of the Series B Preferred Units will not have any voting rights.

(9)       Conversion.

(a)       The Series B Preferred Units are not convertible or exchangeable for any other property or securities except as otherwise provided in this Section 9.

(b)       In the event a holder of shares of Series B Preferred Stock exercises its Change of Control Conversion Right (as defined in the Series B Articles Supplementary), to convert shares of Series B Preferred Stock into Shares in accordance with the terms of the Series B Articles Supplementary (subject to the Special Redemption Right or the Regular Redemption Right of the Corporation), then, concurrently therewith, an equivalent number of Series B Preferred Units held by the Managing Member shall be automatically converted into a number of Class A Units equal to the number of Shares issued upon conversion of such shares of Series B Preferred Stock. Any such conversion will be effective at the same time as the conversion of the shares of Series B Preferred Stock into Shares.

(c)       No fractional units will be issued in connection with the conversion of Series B Preferred Units into Class A Units, and the number of Class A Units to be issued upon conversion shall be rounded down to the nearest whole unit. In lieu of fractional Class A Units, the Managing Member shall be entitled to receive an amount in cash equal to the fair market value of such fractional Class A Unit that was rounded down on the date of conversion, computed on the basis of the applicable per share VWAP for the Common Stock of Managing Member.

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